Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-72130, 33-58362, 333-3846, 333-35215, 333-40634, 333-50330 and 333-75134 of Genta Incorporated on Form S-3 and Registration Statement Nos. 33-85887, 333-94181, 333-94185 and 333-101022 of Genta Incorporated on Form S-8 of our reports dated March 14, 2005, relating to the consolidated financial statements of Genta Incorporated and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing and incorporated by reference in the Annual Report on Form 10-K of Genta Incorporated for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 14, 2005

71